Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333‑183057, as amended, 333‑63865, as amended, and 333‑270322) of First Community Bankshares, Inc. of our report dated March 3, 2022, with respect to the consolidated financial statements of First Community Bankshares, Inc. for the year ended December 31, 2021, which report appears in this Annual Report on Form 10‑K.

/s/ FORVIS, LLP

Charlotte, North Carolina

March 8, 2024